SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 11-K

                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

|X|   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
      1934

                      For the year ended December 31, 2000

                                       OR

|_| TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________________ to ____________________

                          Commission file number: 0-14399

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                        Golden Retirement Savings Program
                  888 Seventh Avenue, New York, New York 10106
        Registrant's telephone number including area code: (212) 547-6700

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                     Golden Books Family Entertainment, Inc.
                  888 Seventh Avenue, New York, New York 10106

                                   SIGNATURE

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan's trustees have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

July 18, 2001                          Golden Retirement Savings Program


                                       By: /s/ Philip Galanes
                                          ----------------------------------
                                           Philip Galanes
                                           Member of Benefits Plan
                                           Administration Committee